AMENDED AND RESTATED

                       CERTIFICATE OF INCORPORATION

                                    OF

                         FOODBRANDS AMERICA, INC.



         ARTICLE FIRST:  NAME.  The name of the Corporation is
Foodbrands America, Inc. (the "Corporation").

         ARTICLE SECOND: REGISTERED OFFICE AND REGISTERED AGENT. The registered office of the Corporation in the State of Delaware shall be located at 1209 Orange Street, City of Wilmington, County of New Castle. The name of the registered agent in charge thereof is The Corporation Trust Company.

         ARTICLE THIRD: PURPOSE. The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the "DGCL") as presently in effect or as it may hereafter be amended.

         ARTICLE FOURTH: AUTHORIZED CAPITAL STOCK. The total number of shares of all classes of stock that the Corporation shall have authority to issue is Twenty-Four Million (24,000,000) shares, of which Twenty Million (20,000,000) shares shall be common stock, $.01 par value per share (the "Common Stock") and Four Million (4,000,000) shares shall be preferred stock, par value $.01 per share (the "Preferred Stock"). Authority is hereby expressly vested in the Board of Directors, subject to the limitations prescribed by law, to authorize the issuance from time to time of one or more series of Preferred Stock, and with respect to each such series, to fix by resolution or resolutions adopted by the affirmative vote of a majority of the Board of Directors of the Corporation the number of shares within such series and the powers, designations, preferences, and relative, participating, optional or other rights thereof, if any, or the qualifications, limitations or restrictions thereof, if any.

         ARTICLE FIFTH:  CERTAIN RESTRICTIONS ON THE TRANSFER OF
THE CORPORATION'S STOCK.

         Section 5.1 Transfer Restrictions. In order to preserve the net operating loss carryovers (including any "net unrealized built-in loss," as defined under applicable law), capital loss carryovers, general business credit carryovers, alternative minimum tax credit carryovers and foreign tax credit carryovers (the "Tax Benefits") to which the Corporation is entitled pursuant to the Internal Revenue Code of 1986, as amended, or any successor statute (collectively, the "Code") and the Treasury Regulations promulgated thereunder (the "Treasury Regulations"), the following restrictions shall apply until the earlier of (x) the day after the fourteenth (14th) anniversary of the effectiveness of the merger of Doskocil Companies Incorporated, a Delaware corporation, with and into the Corporation (the "Merger"), (y) the repeal of Section 382 of the Code if the Board of Directors determines that the restrictions are no longer necessary, and (z) the beginning of a taxable year of the Corporation to which the Board of Directors determines that no Tax Benefits may be carried forward, unless the Board of Directors shall fix an earlier or later date in accordance with
Section 5.7 of this Article Fifth (such date is sometimes referred to herein as the "Expiration Date"):

         (1) For purposes of this Article Fifth, (a) a "Prohibited Ownership Percentage" shall mean any ownership of the Corporation's stock that would cause a Person or Public Group to be a "5-percent shareholder" of the Corporation within the meaning of Treasury Regulation Section 1.382-2T(g)(1); (b) a "Public Group" shall have the meaning contained in Treasury Regulation Section 1.383-2T(f)(13); (c) a "Person" shall mean any individual, corporation, estate, trust, association, company, partnership, joint venture, or similar organization (including the Corporation); (d) "Transfer" refers to any means of conveying legal or beneficial ownership of shares of stock of the Corporation, whether such means are direct or indirect, voluntary or involuntary, including, without limitation, the issuance by the Corporation of shares of stock of the Corporation (without regard to whether such shares are treasury shares or new shares) and the transfer of ownership of any entity that owns shares of stock of the Corporation; and "Transferee" means any Person to whom stock of the Corporation is Transferred.

         (2) From and after the effectiveness of the Merger, no Person shall Transfer any shares of stock of the Corporation (other than stock described in Section 1504(a)(4) of the Code, or stock that is not so described solely because it is entitled to vote as a result of dividend arrearages) to any other Person to the extent that such Transfer, if effective, (i) would cause the Transferee or any Person or Public Group to have a Prohibited Ownership Percentage; (ii) would increase the ownership percentage of any Transferee or any Person or Public Group having a Prohibited Ownership Percentage; or (iii) would create a new Public Group under Treasury Regulation Section 1.382-2T(j)(3)(i).

         (3) Any Transfer of shares of stock of the Corporation that would otherwise be prohibited pursuant to the preceding subsection, including but not limited to the issuance of stock by the Corporation pursuant to the exercise of any warrants, options or other rights to acquire stock in the Corporation, shall nonetheless be permitted if information relating to a specific proposed transaction is presented to the Board of Directors and the Board determines that, based on the facts in existence at the time of such determination, such transaction will not jeopardize the Corporation's full utilization of the Tax Benefits, based upon an opinion of legal counsel selected by the Board to that effect. Nothing in this subsection will be construed to limit or restrict the Board of Directors in the exercise of its fiduciary duties under applicable law.

         Section 5.2 Attempted Transfer in Violation of Transfer Restriction. Unless approval of the Board of Directors is obtained as provided in subsection (3) of Section 5.1 of this Article Fifth, any attempted Transfer of shares of stock of the Corporation in excess of the shares that could be Transferred to the Transferee without restriction under subsection (2) of
Section 5.1 of this Article Fifth is not effective to Transfer ownership of such excess shares (the "Prohibited Shares") to the purported acquiror thereof (the "Purported Acquiror"), who shall not be entitled to any rights as a Stockholder of the Corporation with respect to the Prohibited Shares (including, without limitation, the right to vote or to receive dividends with respect thereto). All rights with respect to the Prohibited Shares shall remain the property of the Person who initially purported to Transfer the Prohibited Shares to the Purported Acquiror (the "Initial Transferor") until such time as the Prohibited Shares are resold as set forth in subsection (1) or subsection (2) of this Section 5.2. The Purported Acquiror, by acquiring ownership of shares of stock of the Corporation that are not Prohibited Shares, shall be deemed to have consented to all the provisions of this Article Fifth and to have agreed to act as provided in the following subsection (1). The Corporation and the Board of Directors shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this
Section 5.2, and neither the Corporation nor the Board of Directors shall be responsible for any good faith errors made in connection therewith.

         (1) Upon demand by the Corporation, the Purported Acquiror shall transfer any certificate or other evidence of Purported Acquiror's possession or control of the Prohibited Shares, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"), to an agent designated by the Corporation (the "Agent"). If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Initial Transferor, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds"), except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subsection (2) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

         (2) The Agent shall sell in an arms-length transaction (through the NASDAQ National Market System, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sale Proceeds"), or the Resale Proceeds, if applicable, shall be allocated, after reimbursement to the Agent of its expenses, to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, or (ii) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Subject to the succeeding provisions of this subsection, any Resale Proceeds or Sales Proceeds in excess of the Agent's expenses and the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be the property of the Initial Transferor. If the identity of the Initial Transferor cannot be determined by the Agent through inquiry made to the Purported Acquiror, the Agent or the Corporation shall hold such amounts pending the determination of the identity of the Initial Transferor. The Agent may also take, but is not required to take, any reasonable actions to attempt to identify the Initial Transferor. If after ninety (90) days following the date the Prohibited Shares were transferred to the Agent the Initial Transferor has not been identified, any amounts due to the Initial Transferor pursuant to this subsection may be paid over to a court or governmental agency, if applicable law permits, or otherwise shall be transferred to an entity designated by the Corporation that is described in Section 501(c)(3) of the Code. In no event shall any such amounts due to the Initial Transferor inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent in attempting to identify the Initial Transferor.

         Section 5.3 Prompt Enforcement Against Purported Acquiror. Within thirty (30) business days of learning of the purported Transfer of Prohibited Shares to a Purported Acquiror, the Corporation through its Secretary shall demand that the Purported Acquiror surrender to the Agent the certificates representing the Prohibited Shares, or any Resale Proceeds, and any Prohibited Distributions, and if such surrender is not made by the Purported Acquiror within thirty (30) business days from the date of such demand, the Corporation shall institute legal proceedings to compel such transfer; provided, however, that nothing in this Section 5.3 shall preclude the Corporation in its discretion from immediately bringing legal proceedings without a prior demand, and provided further that failure of the Corporation to act within the time periods set out in this
Section 5.3 shall not constitute a waiver of any right of the Corporation to compel any transfer required by subsection (1) of
Section 5.2.

         Section 5.4 Additional Actions to Prevent Violation or Attempted Violation. Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror, the Board of Directors may take such action in addition to any action required by the preceding paragraph as it deems advisable to give effect to the provisions of this Article Fifth, including, without limitation, refusing to give effect on the books of this Corporation to such purported Transfer or instituting proceedings to enjoin such purported Transfer. Notwithstanding the foregoing sentence, the Board of Directors shall take no action which would prohibit the settlement of transactions entered into through the NASDAQ National Market System.

         Section 5.5 Obligation to Provide Information. The Corporation may require as a condition to the registration of the Transfer of any shares of its stock that the proposed Transferee furnish to the Corporation all information reasonably requested by the Corporation with respect to all the proposed Transferee's direct or indirect ownership interest in, or options to acquire, stock of the Corporation.

         Section 5.6 Legends. All certificates evidencing ownership of shares of stock of this Corporation that are subject to the restrictions on Transfer contained in this Article Fifth shall bear a conspicuous legend referencing the restrictions set forth in this Article Fifth.

         Section 5.7 Further Actions. Nothing contained in this Article Fifth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the Corporation and the interests of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable or in the event that the Board of Directors believes that such actions are in the best interest of the Corporation and its Stockholders, the Board of Directors may (i) accelerate or extend the Expiration Date or
(ii) modify the definitions of any terms set forth in this Article Fifth; provided that the Board of Directors shall determine in writing that such acceleration, extension change or modification is reasonably necessary or desirable to preserve the Tax Benefits under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the Corporation and which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to the Stockholders of this Corporation within ten days after the date of any such determination. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article Fifth for purposes of determining whether any acquisition of stock of the Corporation would jeopardize the Corporation's ability to preserve and use the Tax Benefits, and for the orderly application, administration and implementation of the provisions of this Article Fifth. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its transfer agent and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of stock of the Corporation.

         ARTICLE SIXTH: CLASSIFICATION OF THE BOARD OF DIRECTORS. Directors of the Corporation will be divided into three classes, as nearly equal in number as possible, with the initial term of office of the first class of Directors to expire at the 1995 Annual Meeting of Stockholders of the Corporation, the initial term of office of the second class of Directors to expire at the 1996 Annual Meeting of Stockholders of the Corporation, and the initial term of office of the third class of Directors to expire at the 1997 Annual Meeting of Stockholders of the Corporation. At each Annual Meeting of Stockholders of the Corporation, Directors elected to succeed those Directors whose terms have thereupon expired shall be elected for a term of office to expire at the third succeeding Annual Meeting of Stockholders after their election. If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain or attain, as nearly as possible, the equality of the number of Directors in each class, and when the number of Directors is increased and newly created directorships are filled by the Board of Directors, the terms of the additional Directors shall expire at the next election of the class for which such Directors have been chosen. In no case will a decrease in the number of Directors shorten the term of any incumbent Director.

         ARTICLE SEVENTH:  STOCKHOLDERS.

         Section 7.1    Annual Meeting.  The Annual Meeting of
the Stockholders of the Corporation shall be held as provided in the Corporation's Bylaws, as such Bylaws may be amended from time to time.

         Section 7.2 Special Meetings. Special Meetings of the Stockholders of the Corporation may be called by the Corporation upon the written request of the holders of record of outstanding shares representing at least 25% of the voting power of all the shares of the Corporation then entitled to vote on the issue or issues to be presented, by the chief executive officer of the Corporation, or by the Board of Directors pursuant to a resolution adopted by the affirmative vote of a majority of the entire Board of Directors.

         Section 7.3 First Annual Meeting. The first Annual Meeting of the Stockholders of the Corporation shall take place on a date designated by the Board of Directors of the Corporation which shall in no event be more than twelve (12) months after the date of the first issuance of stock by the Corporation.

         ARTICLE EIGHTH: BYLAWS. In furtherance and not in limitation of the powers conferred by the laws of the State of Delaware, the Board of Directors of the Corporation is authorized and empowered to make, alter, amend and repeal the Bylaws of the Corporation in any manner not inconsistent with the laws of the State of Delaware.

         ARTICLE NINTH: INDEMNIFICATION. The Corporation shall, to the fullest extent permitted by Section 145 of the DGCL, as presently in effect or as it may hereafter be amended, indemnify all persons whom it may indemnify pursuant thereto and advance expenses of litigation to Directors and Officers when so requested.

         ARTICLE TENTH: EXCULPATION. To the fullest extent permitted by the DGCL, as presently in effect or as it may hereafter be amended, a Director of this Corporation shall not be liable to the Corporation or its Stockholders for monetary damages for breach of fiduciary duty as a Director.

         ARTICLE ELEVENTH: COMPROMISE OR ARRANGEMENT OF CLAIMS. Whenever a compromise or arrangement is proposed between this Corporation and its creditors or any class of them and/or between this Corporation and its Stockholders or any class of them, any court of equitable jurisdiction within the State of Delaware may, on the application in a summary way of this Corporation or of any creditor or Stockholder thereof or on the application of any receiver or receivers appointed for this Corporation under the provisions of Section 291 of Title 8 of the Delaware Code or on the application of trustees in dissolution or of any receiver or receivers appointed for this Corporation under the provisions of
Section 279 of Title 8 of the Delaware Code, order a meeting of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of this Corporation, as the case may be, to be summoned in such manner as the said court directs. If a majority in number representing three-fourths in value of the creditors or class of creditors, and/or of the Stockholders or class of Stockholders of this Corporation, as the case may be, agree to any compromise or arrangement and to any reorganization of this Corporation as a consequence of such compromise or arrangement, the said compromise or arrangement and the said reorganization shall, if sanctioned by the court to which the said application has been made, be binding on all the creditors or class of creditors, and/or on all the Stockholders or class of Stockholders, of this Corporation, as the case may be, and also on this Corporation.

         ARTICLE TWELFTH: AMENDMENT. The Corporation reserves the right to amend, alter, change or repeal any provision contained in this Amended and Restated Certificate of Incorporation, in the manner now or hereinafter provided by statute, and all rights conferred upon Stockholders herein are granted subject to this reservation; provided, however, that the affirmative vote of Seventy-Five Percent (75%) of the shares of Common Stock entitled to vote thereon shall be required to delete, modify, or amend any provision of Article Sixth or this Article Twelfth of this Amended and Restated Certificate of Incorporation.

         IN WITNESS WHEREOF, the Corporation has caused this Amended and Restated Certificate of Incorporation to be executed by Bryant P. Bynum, its Vice President and Treasurer, and attested by its Secretary this 16th day of May, 1995.


                        FOODBRANDS AMERICA, INC.



                        By:/s/ Bryant P. Bynum
                           Name:  Bryant P. Bynum
                           Title:  Vice President and Treasurer

ATTEST:


/s/ Darian B. Andersen
Name:  Darian B. Andersen
Title:  Secretary

                        CERTIFICATE OF AMENDMENT OF
           THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
                        OF FOODBRANDS AMERICA, INC.

    Foodbrands America, Inc., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware (the "DGCL"),

    DOES HEREBY CERTIFY:

    FIRST:   That at a meeting of the Board of Directors of
Foodbrands America, Inc. (the "Corporation") on February 22, 1996, resolutions were duly adopted setting forth proposed amendments of the Amended and Restated Certificate of Incorporation of the Corporation, declaring said amendments to be advisable and calling for such proposed amendments to be presented at the annual meeting of the stockholders of the Corporation to be held on May 21, 1996, for consideration thereof. The resolution setting forth the proposed amendments is as follows:

         RESOLVED, that Sections 5.2, 5.4 and 5.7 of Article
Fifth are hereby amended, subject to stockholder approval, to read as follows:

         Section 5.2 Attempted Transfer in Violation of Transfer Restriction. Unless approval of the Board of Directors is obtained as provided in subsection (3) of Section 5.1 of this Article Fifth, any attempted Transfer of shares of stock of the Corporation in excess of the shares that could be Transferred to the Transferee without restriction under subsection (2) of
Section 5.1 of this Article Fifth is not effective to Transfer ownership of such excess shares (the "Prohibited Shares") to the purposed acquiror thereof (the "Purposed Acquiror"), who shall not be entitled to any rights as a Stockholder of the Corporation with respect to the Prohibited Shares (including, without limitation the right to vote or to receive dividends with respect thereto). The transfer agent of the stock of the corporation shall not recognize the purposed transfer of the Prohibited Shares to the Purposed Acquiror. All rights with respect to the Prohibited shares shall (i) be deemed to have been acquired in equal amounts by the Charitable Organizations (as defined below) and (ii) be transferred to a person nominated and appointed by the Board of Directors from time to time (the "Agent") to act as agent for the Charitable Organizations (in the absence of such designation the Corporation shall act as Agent), until such time as the Prohibited Shares are resold as set forth in subsection
(i) or subsection (2) of this Section 5.2. As agent, Agent shall exercise all rights incident to ownership of the Prohibited Shares. The Purported Acquiror, by acquiring ownership of shares of stock of the Corporation that are not Prohibited Shares, shall be deemed to have consented to all the provisions of this Article Fifth and to have agreed to act as provided in the following subsection (1). The Corporation, the Board of Directors and the Agent shall be fully protected in relying in good faith upon the information, opinions, reports or statements of the chief executive officer, the chief financial officer, or the chief accounting officer of the Corporation or of the Corporation's legal counsel, independent auditors, transfer agent, investment bankers, and other employees and agents in making the determinations and findings contemplated by this Section 5.2, and neither the Corporation, the Board of Directors nor the Agent shall be responsible for any good faith errors made in connection therewith.

         (1) Upon demand by the Agent, the Purported Acquiror shall transfer any certificate or other evidence of Purported Acquiror's possession or control of the Prohibited Shares, along with any dividends or other distributions paid by the Corporation with respect to the Prohibited Shares that were received by the Purported Acquiror (the "Prohibited Distributions"). If the Purported Acquiror has sold the Prohibited Shares to an unrelated party in an arms-length transaction after purportedly acquiring them, the Purported Acquiror shall be deemed to have sold the Prohibited Shares as agent for the Charitable Organizations, and in lieu of transferring the Prohibited Shares and Prohibited Distributions to the Agent shall transfer to the Agent the Prohibited Distributions and the proceeds of such sale (the "Resale Proceeds"), except to the extent that the Agent grants written permission to the Purported Acquiror to retain a portion of the Resale Proceeds not exceeding the amount that would have been payable by the Agent to the Purported Acquiror pursuant to the following subsection (2) if the Prohibited Shares had been sold by the Agent rather than by the Purported Acquiror. Any purported transfer of the Prohibited Shares by the Purported Acquiror other than a transfer described in one of the two preceding sentences shall not be effective to transfer any ownership of the Prohibited Shares.

         (2) The Agent shall sell in an arms-length transaction (through the New York Stock Exchange, if possible) any Prohibited Shares transferred to the Agent by the Purported Acquiror, and the proceeds of such sale (the "Sale Proceeds"), or the Resale Proceeds, if applicable, shall be allocated, after reimbursement to the Agent of its expenses, to the Purported Acquiror up to the following amount: (i) where applicable, the purported purchase price paid or value of consideration surrendered by the Purported Acquiror for the Prohibited Shares, or (ii) where the purported Transfer of the Prohibited Shares to the Purported Acquiror was by gift, inheritance, or any similar purported Transfer, the fair market value of the Prohibited Shares at the time of such purported Transfer. Subject to the succeeding provisions of this subsection, any Resale Proceeds or Sales Proceeds in excess of the Agent's expenses and the amount allocable to the Purported Acquiror pursuant to the preceding sentence, together with any Prohibited Distributions, shall be paid in equal shares to the charitable organizations designated from time to time by the Corporation that qualify as entities described in Section 501(c)(3) of the Code (the "Charitable Organizations"). In the absence of such designation, the Agent shall designate one or more Charitable Organizations, in its discretion, such that there is a sufficient number of Charitable Organizations non of which will own a Prohibited Ownership Percentage. In no event shall any such amounts due to the Charitable Organizations inure to the benefit of the Corporation or the Agent, but such amounts may be used to cover expenses incurred by the Agent.

         Section 5.4 Additional Actions to Prevent Violation or Attempted Violation. Upon a determination by the Board of Directors that there has been or is threatened a purported Transfer of Prohibited Shares to a Purported Acquiror, the Board of Directors may take such action in addition to any action required by the preceding paragraph as it deems advisable to give effect to the provisions of this Article Fifth, including, without limitation, refusing to give effect on the books of this Corporation to such purported Transfer or instituting proceedings to enjoin such purported Transfer. Nothing herein shall preclude the settlement of transactions entered into through the facilities of the New York Stock Exchange.

         Section 5.7 Further Actions. Subject to the provisions of Section 5.4 of this Article Fifth, nothing contained in this Article Fifth shall limit the authority of the Board of Directors to take such other action to the extent permitted by law as it deems necessary or advisable to protect the corporation and the interest of the holders of its securities in preserving the Tax Benefits. Without limiting the generality of the foregoing, in the event of a change in law making one or more of the following actions necessary or desirable or in the event that the Board of Directors believes that such actions are in the best interest of the Corporation and its Stockholders, the Board of Directors may (i) accelerate or extend the Expiration Date or modify the definitions of any terms set forth in this Article Fifth; provided that the Board of Directors shall determine in writing that such acceleration, extension change or modification is reasonably necessary or desirable to preserve the Tax Benefits under the Code and the regulations thereunder or that the continuation of these restrictions is no longer reasonably necessary for the preservation of the Tax Benefits, which determination shall be based upon an opinion of legal counsel to the Corporation and which determination shall be filed with the Secretary of the Corporation and mailed by the Secretary to the Stockholders of this Corporation within ten days after the date of any such determination. In addition, the Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind Bylaws, regulations and procedures of the Corporation not inconsistent with the express provisions of this Article Fifth for purposes of determining whether any acquisition of stock of the Corporation would jeopardize the Corporation's ability to preserve and use the Tax Benefits, and for the orderly application, administration and implementation of the provisions of this Article Fifth. Such procedures and regulations shall be kept on file with the Secretary of the Corporation and with its transfer agent and shall be made available for inspection by the public and, upon request, shall be mailed to any holder of stock of the Corporation.

    SECOND: That thereafter, pursuant to resolutions adopted by the Corporation's Board of Directors, the annual meeting of the stockholders of the Corporation was duly called and held, upon notice in accordance with Section 222 of the DGCL, at which meeting the necessary number of shares as required by statute and in accordance with the Amended and Restated Certificate of Incorporation were voted in favor of the amendment.

    THIRD: That the amendment was duly adopted in accordance with the provisions of Section 242 of the DGCL.

    IN WITNESS WHEREOF, the Corporation has caused this certificate to be executed by Bryant P. Bynum, its Vice
President, and attested by its Assistant Secretary, Jenna R.
Johnston, this 31st day of May, 1996.

                             FOODBRANDS AMERICA, INC.



                             By: /s/ Bryant P. Bynum
                                  Bryant P. Bynum
                                  Vice President

ATTEST:


/s/ Jenna R Johnston
Jenna R. Johnston
Assistant Secretary